                                                                    EXHIBIT 23.A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of First Liberty Financial Corp. and Subsidiaries on Forms S-8 (File Nos. 33-24733 and 333-00385) of our report, which includes an explanatory paragraph concerning a change in the method of accounting for impaired loans and mortgage-servicing rights in 1996, dated November 6, 1997, on our audits of the consolidated financial statements of First Liberty Financial Corp. and Subsidiaries as of September 30, 1997 and 1996 and for the years ended September 30, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.

                                          Coopers & Lybrand LLP

Atlanta, Georgia
December 19, 1997